Exhibit 4.12.2

AMENDMENT

to the Supplement to the State License MTK No. DS 0000317

issued to LLC KaR-Tel for the right to conduct business activities in the area of provision GSM cellular telecommunications services

In connection with the amendment of the provisions of the law governing telecommunications operations, to amend the Supplement to the State License MTK No. DS 0000317 to read as follows:

To add the following sub-clause (g) to clause 1.1:

“(g) creation, development and operation in the territory of the Republic of Kazakhstan of K-Mobil Network, provision of additional services subject to the capacity of K-Mobil Network”;

To amend the last paragraph of clause 1.1 to read as follows:

“The Licensee may render services set forth in this License with respect to local, inter-city and international calls, by mutual connections to the public access telecommunications network (PATN) on the basis of an agreement with the operator of inter-city and international telecommunications and other telecommunications networks (other than dedicated) on the basis of the agreement with the relevant telecommunications operators. Transit of international traffic bypassing the networks of JSC Kazakhtelecom will be allowed from January 1, 2006.”

In clauses 1.2 and 3.2, to replace the words “solely for connection of its base stations to its switchboard equipment or linking its switchboard equipment with PATN of OJSC Kazakhtelecom” with “for connection of the Licensee’s base stations to its switchboard equipment or linking its switchboard equipment with PATN and/or other telecommunications networks (other than dedicated ones)”.

To amend clause 3.8 to read as follows:

“3.8 Terms of connection of K-Mobil Network to the telecommunications networks shall be set forth in a separate agreement between the Licensee and the operator.”

In clause 3.9

Delete the words “and inter-city”, “and international”;

After the word “Kazakhtelecom” add the words “by January 1, 2006”;

Delete clause 3.11.

Chairman of the Agency for IT and Telecommunications

of the Republic of Kazakhstan                                                                                              A. Bektasov

/signed/            /seal/

June 21, 2005